Exhibit 99.1

Contact:

Stephen S. Galliker

Executive Vice President, Finance & Administration, Chief Financial Officer

Dyax Corp.

(617) 250-5733

sgalliker@dyax.com

Sondra Henrichon

Director Investor Relations and Corporate Communications

Dyax Corp.

(617) 250-5839

shenrichon@dyax.com

Dyax Announces Sale of Common Stock

CAMBRIDGE, MA, May 19, 2005 - Dyax Corp. (Nasdaq:DYAX) announced today that it has entered into agreements to sell approximately 6,315,000 shares of its common stock to selected institutional and other accredited investors at $4.00 per share.  The shares are being offered under Dyax’s effective shelf registration statement previously filed with the Securities and Exchange Commission.  Deutsche Bank Securities Inc. and SG Cowen & Co., LLC acted as placement agents for the offering.

The net proceeds of the financing will be used for general corporate purposes, including funding Dyax’s ongoing preclinical activities, clinical trials and operations.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities.  Copies of the prospectus and the prospectus supplement can be obtained from Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10019, SG Cowen & Co., LLC, 1221 Avenue of the Americas, New York, NY 10020, or from Dyax Corp.

About Dyax

Dyax Corp. is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on cancer and inflammatory indications.  Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development.

DX-88 and DX-890 are recombinant small proteins that are currently in clinical trials for their therapeutic potential in three separate indications.  In its joint venture with Genzyme Corporation, Dyax has successfully completed two Phase II trials of DX-88 for the treatment of hereditary angioedema (HAE).  A third Phase II trial is ongoing, and a  Phase III trial is planned.  Independently, Dyax has successfully completed a Phase I/II trial of DX-88 for the prevention of blood loss during on-pump open heart surgery (CABG procedures) and is in partnering discussions for further development.  With respect to DX-890, Dyax’s partner Debiopharm S.A. has completed two Phase IIa trials and is now conducting a Phase IIb trial of DX-890 for the treatment of cystic fibrosis (CF). Both compounds have orphan drug designation in the U.S. and E.U., and DX-88 also has Fast Track designation in the U.S. for the treatment of HAE.

DX-88 and DX-890 were identified using Dyax’s patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets.  Dyax leverages its technology broadly with over 75 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents.

Dyax is headquartered in Cambridge, Massachusetts, and has antibody discovery facilities in Liege, Belgium.  For online information about Dyax Corp., please visit www.dyax.com.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp.

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